Exhibit 10.1

The Hanover Insurance Group, Inc.

2008-2009 Compensation of Non-Employee Directors

— For the annual service period beginning on May 13, 2008, the date of the 2008 Annual Meeting of Shareholders—

Standard Fees	Description
Annual Director Retainer
- Stock Component	- $60,000 valuation
- Granted on May 13, 2008. Issued pursuant to Company’s 2006 Long-Term Incentive Plan (the “2006 Plan”)
- Cash Component	- $30,000
- Payable on or after May 13, 2008

Board Meeting Fee	- $2,200 per meeting attended in person
- $1,100 per meeting attended telephonically

Committee Meeting Fee	- $1,500 per Committee meeting attended in person
- $750 per Committee meeting attended telephonically
- Meetings of the independent directors designated as meetings of the Committee of Independent Directors (the “CID”) are to be compensated as a meeting of the Board, provided, however, meetings of the CID that are held in conjunction with Board meetings are not to be separately compensated.

Committee Chairperson Annual Retainer	- $7,500 for the chairperson of the Nominating and Corporate Governance Committee, payable on or after May 13, 2008
- $10,000 for the chairperson of the Compensation Committee, payable on or after May 13, 2008
- $15,000 for the chairperson of the Audit Committee, payable on or after May 13, 2008

Chairman of the Board Retainer	- $75,000 - Payable on or after May 13, 2008

Other
Deferred Compensation Plan	- Directors may defer receipt of their cash and stock compensation. Deferred cash amounts are accrued in a memorandum account that is credited with interest derived from the so-called General Agreement on Tariffs and Trade (GATT) Rate (4.52% in 2008). At the election of each director, cash deferrals of meeting fees and retainers may be converted to Common Stock of the Company with such stock issued pursuant to the 2006 Plan
Conversion Program	- At the election of each director, cash meeting fees and retainers may be converted into Common Stock of the Company with such stock issued pursuant to the 2006 Plan

Reimbursable Expenses	- Travel and related expenses incurred in connection with service on the Board of Directors and its Committees
Matching Charitable Contributions	- Company will provide matching contributions to qualified charitable organizations up to $5,000 per director per year